Exhibit 10.36

SECOND AMENDMENT TO AGREEMENT

This is the Second Amendment to Agreement dated April 23, 1993, as amended by letter agreement dated September 3, 1997 (herein the “Agreement”) between Prospectors Gas, Ltd. (“PGL”), Clayton Williams Energy, Inc. (“CWE”), and Robert C. Lyon (“Lyon”).

RECITALS

WHEREAS, PGL, CWE and Lyon entered into the Agreement regarding the terms of a net profits agreement;

WHEREAS, as anticipated by the Agreement, the assets of PGL were acquired by CWE and PGL was dissolved in June of 1993;

WHEREAS due to changes in law relating to relationships between publicly traded companies and employees, CWE and Lyon desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Definitions.  The following terms shall be defined as follows:

a.                                       CWE shall mean Clayton Williams Energy, Inc., each of its subsidiaries and any partnership, limited partnership or other entity in which CWE owns a controlling interest.

b.                                      Lyon shall mean Robert C. Lyon and any partnership, limited partnership or other entity in which Lyon owns a controlling interest.

c.                                       Gas Gathering Asset shall mean any project undertaken for the gathering, compression, treating, processing, transporting or other handling and related marketing of natural gas, natural gas liquids and carbon dioxide.

d.                                      Material Interest shall mean any interest in excess of twenty-five percent (25%) of the total volume of products transported and/or processed for the most recent three (3) months of production available prior to the Exercise Date.

e.                                       Exercise Date shall mean within ten (10) days of the date on which CWE signs a contract for the construction or purchase of a Gas Gathering Asset.

2.  Article I, Net Profits Interest in PGL.  The provisions of Article I of the Agreement are hereby deleted and Lyon hereby acknowledges his right to any net profits interest in PGL terminated effective on the CWE Acquisition Date as defined in the Agreement.

3.  Article II, Acquisition Rights with Respect to PGL Old Assets.  The provisions of Article II of the Agreement are herby deleted effective on the CWE Acquisition Date as defined in the Agreement.

4.  Article III, Net Profits Interest in CWE.  The provisions of Article III of the Agreement are hereby terminated and deleted effective on the Effective Date as defined herein.

5.  Article IV, Acquisition Rights with Respect to PGL New Assets.  The provisions of Article IV of the Agreement are hereby deleted and Lyon acknowledges his acquisition rights with respect to PGL new assets terminated effective on the CWE Acquisition Date as defined in the Agreement.

6.  Article V, Acquisition Rights with Respect to CWE.  The provisions of Article V of the Agreement are hereby deleted and the following is substituted in lieu thereof:

Article V

ACQUISITION RIGHTS WITH RESPECT TO CWE

5.01  Acquisition Right with Respect to CWE Gas Gathering Assets.  Lyon shall have no right to acquire an equity interest in any Gas Gathering Asset constructed or purchased after the Effective Date by CWE if CWE holds a Material Interest in the product being gathered, treated, compressed, processed, transported, or otherwise handled by the Gas Gathering Asset.   If CWE does construct or purchase a Gas Gathering Asset and does not hold a Material Interest in the product being gathered, treated, compressed, processed, transported or otherwise handled by the Gas Gathering Asset, Lyon shall have the right to acquire up to a ten percent (10%) equity interest out of the interest to be owned by CWE in said Gas Gathering Asset by giving written notice to CWE prior to the Exercise Date.  Thereafter, CWE and Lyon shall hold their interests in the Gas Gathering Asset by a joint venture, the sharing ratios in which Lyon shall own the Lyon percent and CWE the remainder.  The Joint Operating Agreement for the joint venture shall have terms and conditions as shall be mutually satisfactory to CWE and Lyon, but shall in any event provide that principal joint venture decisions be made by a vote of the venturers in accordance with their sharing ratios and cash in excess of ordinary working capital requirements of the joint venture (as determined in the reasonable judgment of CWE) shall be distributed monthly.  Should Lyon not timely exercise the rights granted herein as to a particular Gas Gathering Asset, Lyon’s right to participate in that particular Gas Gathering Asset shall terminate.

5.02 Limitations with Respect to Acquisition Right of Acquired Gas Gathering Assets.

(a)           Lyon shall not have the acquisition right described in paragraph 5.01 above when a Gas Gathering Asset is acquired in a transaction involving assets in addition to the Gas Gathering Asset, if the fair value of the other assets (in the sole discretion of CWE) exceeds the fair value of the Gas Gathering Assets being acquired.

(b)           If a Gas Gathering Asset is acquired in a transaction involving assets in addition to the Gas Gathering Assets and the fair value of the Gas Gathering Assets being acquired exceeds the value of the other assets, if Lyon exercised the acquisition right, such exercise must be inclusive of the entire acquisition, not just the Gas Gathering Asset portion of said acquisition.

5.03.  Termination of Acquisition Right.  The acquisition right described in Paragraph 5.01shall terminate on the date of Lyon’s cessation of employment with CWE.

6.  Article VII.  Compensation.  In consideration of the execution of this Second Amendment to Agreement, CWE agrees to increase Lyon’s annual compensation from $60,000 per annum to $100,000 per annum beginning April 1, 2004.  Lyon’s right to compensation under the terms hereof shall terminate on the date of Lyon’s cessation of employment with CWE.

7.  Exclusion of Mississippi Net Profits Interest.  CWE and Lyon acknowledge the terms of the Agreement, as amended herein, do not effect the rights of Lyon to certain net profits derived from Newman Treating Plant situated in Hinds County, Mississippi pursuant to the terms of a separate agreement.

8.   Mutual Releases

(a)           Lyon hereby acknowledges that CWE has performed all of its obligations pursuant to the Agreement as of the date hereof and hereby releases CWE from and against any claims which could be made by Lyon against CWE under the terms of the Agreement.

(b)           CWE hereby acknowledges that Lyon has performed all of its obligations pursuant to the Agreement as of the date hereof and hereby releases Lyon from and against any claims which could be made by CWE against Lyon under the terms of the Agreement.

9.  Effective Date.  The Effective Date of this Second Amendment to Agreement shall be the 1st day of April, 2004.

CWE		Lyon

Clayton Williams Energy, Inc.

By:	/s/ L. Paul Latham	/s/ Robert C. Lyon
Name:	L. Paul Latham	Robert C. Lyon
Title:	Executive Vice President